Exhibit 5.1

November 14, 2023

EMX Royalty Corporation Suite 501 – 543 Granville Street Vancouver, BC V6C 1XB

Dear: Sir/Madam:

Re:	Registration Statement on Form S-8 of EMX Royalty Corporation (the “Company”)

We have acted as Canadian counsel to the Company, a corporation organized under the Business Corporations Act (British Columbia) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) relating to the registration under the Securities Act of 1933, as amended, of 3,200,000 common shares in the capital of the Company (the “Shares”) that may be issued under the Company’s Restricted Share Unit Plan (as it may be amended from time to time, the “RSU Plan”).

In connection with giving this opinion, we have examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, agreements, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, instruments and other documents as we have considered necessary or advisable for the purposes of rendering the opinion set out below, including (i) the corporate and organizational documents of the Company, (ii) the resolutions of the board of directors of the Company with respect to the issuance of the Shares under the RSU Plan and certain related matters, (iii) the RSU Plan, and (iv) the Registration Statement and exhibits thereto. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as copies, certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii)  the legal capacity of natural persons, (ii) the genuineness of signatures not witnessed by us, (iv) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (v) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

Based and relying upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and upon issuance and delivery in accordance with the terms of the RSU Plan, the Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

We are solicitors qualified to carry on the practice of law in the Province of British Columbia, and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The opinions herein are limited to the laws of the Province of British Columbia, and the federal laws of Canada applicable therein in effect as of the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal, provincial or state securities law, rule or regulation. Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the SEC promulgated thereunder.

Yours truly,

Cassels Brock & Blackwell LLP